Exhibit 99.1

NEWS RELEASE

Contact: Thomas A. Quigley, III VP, Investor Relations, Mergers & Acquisition and Treasurer Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH UPDATES FINANCIAL GUIDANCE FOR FULL YEAR FISCAL 2024

RADNOR, Pa. – March 8, 2024 – Triumph Group, Inc. (NYSE: TGI) ("TRIUMPH" or the “Company”) announced today that it has updated its financial guidance for its full year fiscal 2024, which ends March 31, 2024, in conjunction with the recent closing on the sale of its former Product Support business and the related expected paydowns of its debt.

The updated cash guidance includes the cash flows from the Product Support business through February 29, 2024, as well as reflects certain cash outflows related to the transaction, including transaction fees and taxes, the timing of interest and accelerated employee related obligations of the divested operations, which are expected to be paid in March 2024, along with modest working capital timing impacts on the continuing operations.

Full Year Fiscal 2024 Guidance

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Reaffirming net sales of $1.17 billion to $1.20 billion
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Reaffirming operating income of $100.0 million to $110.0 million
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Reaffirming adjusted EBITDAP of $157.0 million to $167.0 million
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Updating cash flow used in operations to a range of $(15.8) million to $(5.8) million
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Updating free cash use to a range of $(39.6) million to $(29.6) million

Implied Fourth Quarter Fiscal 2024 Guidance

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Net sales of $336.5 million to $366.5 million, consistent with prior implied guidance
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Operating income of $58.4 million to $68.4 million, consistent with prior implied guidance
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Adjusted EBITDAP of $71.0 million to $81.0 million, consistent with prior implied guidance
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Updating cash flow from operations to a range of $52.5 million to $62.5 million
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Updating free cash flow to a range of $45.0 million to $55.0 million

Balance Sheet Update

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On March 4, 2024, completed the call of $120.0 million of its Senior Secured Notes due 2028 at 103%, plus accrued but unpaid interest for approximately $128.7 million
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On March 5, 2024, settled the asset sale tender of $1.1 million of its Senior Secured Notes due 2028 at par, plus accrued but unpaid interest for approximately $1.2 million
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On March 6, 2024, completed the call of the remaining $435.6 million of Senior Notes due 2025 at par, plus accrued but unpaid interest for approximately $437.6 million

In addition, a presentation including unaudited preliminary quarterly results for continuing operations reflecting Product Support as discontinued operations is posted on the Company’s website at https://www.triumphgroup.com/filings-financial/presentations.

	Implied fourth quarter
	Fiscal 2024	Fiscal 2024
($ in millions)	Guidance	Guidance
Operating Income	$58.4 - $68.4	$100.0 - $110.0
Adjustments:
Loss on sale of assets and businesses	--	$12.2
Shareholder cooperation expenses	--	$1.9
Legal judgment loss	--	$1.3
Other adjustments	$1.9	$1.9
Depreciation & Amortization	$8.7	$30.8
Amortization of acquired contract liabilities	($1.0)	($2.9)
Share-based compensation	$3.0	$11.7
Adjusted EBITDAP - non-GAAP*	$71.0 - $81.0	$157.0 - $167.0
* Differences due to rounding

	Implied Fourth Quarter Fiscal 2024 Guidance	Fiscal 2024 Guidance
$ in millions
Cash provided by (used in) operating activities	$ 52.5 - $ 62.5	$(15.8) - $(5.8)
Less:
Capital expenditures	$ (7.5)	$ (23.8)
Free cash flow (use)*	$ 45.0 - $ 55.0	$(39.6) - $(29.6)
* Differences due to rounding

About TRIUMPH

TRIUMPH, headquartered in Radnor, Pennsylvania, designs, develops, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems and components. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about TRIUMPH can be found on the Company’s website at triumphgroup.com.

Forward Looking Statements

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about financial and operational performance, revenues, earnings per share, cash flow or use, cost savings, operational efficiencies and organizational restructurings and our evaluation of potential adjustments to reported amounts, as described above. Forward-looking statements may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,’’ “estimate,” “expect,” “guidance,” “intend,” “may,” “might,” “plan,” “project,” “seek,” “should,” “target,” “will,” or similar expressions and the negatives of those terms. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Such risks and uncertainties include, without limitation the inability to increase the Company’s profitability and growth, adequately deleverage its business, strengthen its balance sheet, adequately manage its cash flows and expenses, and win new business; and risks related to the unaudited preliminary pro forma results, which are subject to change. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2023.